UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) May 2, 2005

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)
Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 5, 2005, Central European Media Enterprises Ltd. ("CME") and its wholly-owned subsidiaries Central European Media Enterprises N.V. ("CME NV") and CME Media Enterprises B.V. ("CME BV") entered into an indenture (the "Indenture") with J.P. Morgan Chase Bank N.A., London Branch, as trustee, and J.P. Morgan Bank Luxembourg S.A. as registrar. Pursuant to the Indenture, CME has issued and sold Euro 370 million (approximately US$ 477 million) in aggregate principal amount of senior notes (the "Notes"), consisting of Euro 245 million (approximately US$ 316 million) 8.25% senior notes due 2012 and Euro 125 million (approximately US$ 161 million) senior floating rate notes due 2012, which bear interest at a rate of six-month EURIBOR plus 5.5%. CME has received net proceeds of approximately Euro 361 million (approximately US$ 466 million). These proceeds have been applied toward the acquisition of a controlling interest in the TV Nova group in the Czech Republic from PPF (Cyprus) Ltd.

In connection with this acquisition, CME has entered into a subscription agreement dated May 2, 2005 ("Subscription Agreement") with PPF (Cyprus) Ltd. ("PPF") providing for the issuance to PPF of 3,500,000 unregistered shares of Class A common stock of CME. Such shares are being issued in connection with the completion by CME of the acquisition of the TV Nova group (as described in Item 2.01 below). CME has also entered into a registration rights agreement with PPF dated May 2, 2005 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, PPF has been granted the right to up to three demand registrations as well as certain piggyback registration rights. The first registration demand will be exercisable from May 2, 2006; all such registration rights expire four years after completion.

CME and CME BV have also entered into a deed of guarantee with PPF a.s. dated May 2, 2005 (the "PPF Guarantee") and a deed of guarantee with PPF N.V. dated May 2, 2005 (the "Parent Guarantee"). The PPF Guarantee and the Parent Guarantee have been issued in support of any indemnification claims made against PPF pursuant to the Framework Agreement dated December 13, 2004 (as described in our Report on Form 8-K filed on December 16, 2004, the "Framework Agreement"). PPF and PPF a.s. are liable for indemnification claims arising under the Framework Agreement. In the event indemnification claims exceed CZK 2 billion (approximately $85 million), PPF N.V. will guarantee all indemnification claims from such moment in respect of any amounts then subject to a claim for indemnification.

CME, CME BV, and their subsidiaries CME Media Investments s.r.o. and CME Media Services s.r.o. have entered into an agreement with PPF dated May 2, 2005 (the "TV Nova Group Agreement") that provides for certain rights in respect of the governance of the TV Nova group and in respect of transfers of interests in the TV Nova group held by the CME parties or PPF. Under the TV Nova Group Agreement, the CME parties will have the right to appoint a majority of the members of the boards of management and the supervisory boards of all companies of the TV Nova group. In addition, pursuant to the TV Nova Group Agreement, the CME parties are acquiring a call on the remaining 15% interest in the TV Nova group held by PPF that is exercisable at any time after May 2, 2005. The call price is capped at 25% of the value of the TV Nova group at completion and is subject to certain adjustments and other terms. In addition, PPF has acquired a right to put to CME its 15% interest in the TV Nova group that is exercisable from May 2, 2006 for an exercise price that is the lesser of (i) 15% of the independently appraised value of the TV Nova group at the time of the exercise of the put and (ii) 15% of the value of the TV Nova group at completion. The exercise price of the put is subject to adjustments specified in the TV Nova Group Agreement.

Item 2.01.  Completion of Acquisition or Disposition of Assets

On May 2, 2005, CME acquired from PPF a controlling interest in the TV Nova group in the Czech Republic pursuant to the Framework Agreement. The aggregate consideration was approximately $630 million, consisting primarily of cash in the amount of approximately $490 million and 3,500,000 unregistered shares of CME's Class A Common Stock. The final purchase price is subject to adjustment based on a post-completion audit for changes in the level of working capital and indebtedness from the date of the Framework Agreement.

As a result of this transaction, CME has acquired an 85% interest in Ceska produkcni 2000 a.s., which provides services related to programming, production and advertising to TV Nova, and an 85% interest in Vilja a.s. Vilja a.s. owns a 52% interest in CET 21 s.r.o., which holds the national terrestrial broadcast license for TV Nova. The remaining minority interests in CET 21 are currently held by Peter Krsak (16.67%), Ceska Sporitelna a.s. (1.25%) and CEDC GmbH (1.25%) with an additional 28.755% interest in CET 21 currently held by CET 21 itself. On February 24, 2005, CME BV entered into an agreement on the settlement of disputes and transfer of ownership interest with Mr. Krsak, providing for the transfer of his entire ownership interest in CET 21 to CME BV following the withdrawal of all of his outstanding claims regarding the TV Nova business (as described in our Report on Form 8-K filed on March 2, 2005).

We intend to file the audited combined financial statements of the TV Nova group, prepared in accordance with U.S. GAAP, for the periods required as well as pro forma financial information that gives effect to the acquisition of the TV Nova group as of December 31, 2004 with in 71 calendar days of the date of this Report on Form 8-K

On October 23, 2003, CME, together with CME BV and CME Czech Republic B.V., entered into a master agreement with PPF providing for, among other things, the sale of CME's interest in CNTS s.r.o. and the assignment of certain claims to PPF (the "Master Agreement"). Under the Master Agreement, PPF is obliged to make a final payment of approximately $18.5 million to CME Czech Republic B.V. in respect of the transactions on July 15, 2005. This outstanding obligation was offset against CME BV's payment obligations to PPF as part of the acquisition of TV Nova.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 5, 2005, CME together with CME NV and CME BV (as subsidiary guarantors) entered into an indenture (the "Indenture") with J.P. Morgan Chase Bank N.A., London Branch, as trustee, and J.P. Morgan Bank Luxembourg S.A. as registrar. Pursuant to the Indenture, CME has issued and sold Euro 370 million (approximately US $ 477 million) in aggregate principal amount of senior notes (the "Notes"), consisting of Euro 245 million (approximately US$ 316 million) 8.25% senior notes due 2012 and Euro 125 million (approximately US $ 161 million) senior floating rate notes due 2012, which bear interest at a rate equal to six-month EURIBOR plus 5.5%. Interest is payable every six-months from November 15, 2005. The Notes mature on May 15, 2012. As security for the Notes, CME NV and CME BV are providing guarantees. In addition, CME has assigned its rights under the Framework Agreement and the TV Nova Group Agreement and has pledged the shares of CME NV, and CME NV has pledged its shares in CME BV, as security for the obligations of CME under the Notes.

CME is subject to certain covenants under the Indenture, including covenants that limit its ability to incur additional indebtedness, pay dividends or other distributions, make certain types of investments; create liens, enter into certain transactions with affiliates and restrict the ability of its subsidiaries to pay dividends. The Notes are also subject to redemption under certain circumstances, including certain type of changes in control, asset dispositions and changes in tax laws relating to the Notes. CME also has rights to redeem the notes, which may be subject to a premium over the issue price.

Item 3.02.  Unregistered Sales of Equity Securities

Pursuant to the Subscription Agreement, CME has issued to PPF 3,500,000 shares of Class A common stock on May 2, 2005. The 3,500,000 shares form part of the consideration payable to PPF in connection with the acquisition of a controlling interest in the TV Nova group by CME. The 3,500,000 shares are being issued in reliance upon the exemptions from registration provided by Regulation D promulgated by the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act") and/or Section 4(2) of the Securities Act. PPF is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. PPF has been granted certain registration rights in respect of such 3,500,000 shares as set forth in the Registration Rights Agreement.

Item 3.03.  Material Modification to Rights of Security Holders

In connection with issuance of the Notes pursuant to the Indenture dated May 5, 2005 (as described in Item 2.03 above), CME has agreed to certain restrictions on payments of dividends or other distributions to holders of any class of its common shares.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release, dated May 6, 2005 (furnished only).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: May 6, 2005	/s/ Wallace Macmillan
Wallace Macmillan Vice President - Finance (Principal Financial Officer and Accounting Officer)